Exhibit (a)(5)(lxii)
Investor Update

Basel, 24 March 2009

RiskMetrics Group Recommends Genentech Shareholders Accept Roche’s $95.00 per Share Cash Tender Offer

Roche (SWX: ROG.VX; RO.S, OTCQX: RHHBY) announced today that RiskMetrics Group, Inc., a leading provider of risk and corporate governance services to participants in the global financial markets, recommends that Genentech (NYSE: DNA) shareholders tender their shares to Roche at $95.00 per share.

Earlier this month, Roche and Genentech signed a merger agreement under which Roche will acquire the outstanding publicly held interest in Genentech for US$95.00 per share in cash, or a total payment of approximately US$46.8 billion to equity holders of Genentech other than Roche.  The special committee of Genentech’s Board of Directors recommends that Genentech shareholders tender their shares.

Additional information about the transaction is available at www.transactioninfo.com/roche/

About Roche
Headquartered in Basel, Switzerland, Roche is one of the world’s leading research-focused healthcare groups in the fields of pharmaceuticals and diagnostics. As the world’s biggest biotech company and an innovator of products and services for the early detection, prevention, diagnosis and treatment of diseases, the Group contributes on a broad range of fronts to improving people’s health and quality of life. Roche is the world leader in in-vitro diagnostics and drugs for cancer and transplantation, and is a market leader in virology. It is also active in other major therapeutic areas such as autoimmune diseases, inflammatory and metabolic disorders and diseases of the central nervous system. In 2008 sales by the Pharmaceuticals Division totaled 36.0 billion Swiss francs, and the Diagnostics Division posted sales of 9.7 billion francs. Roche has R&D agreements and strategic alliances with numerous partners, including majority ownership interests in Genentech and Chugai, and invested nearly 9 billion Swiss francs in R&D in 2008. Worldwide, the Group employs about 80,000 people. Additional information is available on the Internet at www.roche.com

F. Hoffmann-La Roche Ltd	CH-4070 Basel	Investor Relations	Tel. +41-61-688 88 80
		email: investor.relations@roche.com	Fax +41-61-691 00 14
http://www.roche.com

Roche IR Contacts:

Dr. Karl Mahler	Dianne Young
Phone: +41 (0)61 687 85 03	Phone: +41 (0)61 688 93 56
e-mail: karl.mahler@roche.com	e-mail: dianne.young@roche.com

Carla Bedard	Dr. Nicolas Dunant
Phone: +41 (0)61 687 13 00	Phone: +41 (0)61 687 05 17
e-mail: carla_christine.bedard@roche.com	e-mail: nicolas.dunant@roche.com

Dr. Sabine Borngräber
Phone: +41 (0)61 688 80 27
e-mail: sabine.borngraeber@roche.com

North American investors please contact:
Thomas Kudsk Larsen	Nina Sachdev
Phone: +1 973 235 36 55	Phone: +1 973 562 2793
Mobile phone: +1 973 393 53 15	Mobile phone: +1 973 362 5098
e-mail: thomas_kudsk.larsen@roche.com	e-mail : nina.sachdev@roche.com

General inquiries:
International: +41 (0)61 688 88 80
North America: +1 973 562 22 33
e-mail: investor.relations@roche.com

MacKenzie Partners, Inc. (for Genentech Investors):
Phone: +1 212 929 5500
- Dan Burch
- Bob Marese

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
THIS PRESS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS MAY BE IDENTIFIED BY WORDS SUCH AS “BELIEVES”, “EXPECTS”, “ANTICIPATES”, “PROJECTS”, “INTENDS”, “SHOULD”, “SEEKS”, “ESTIMATES”, “FUTURE” OR SIMILAR EXPRESSIONS OR BY DISCUSSION OF, AMONG OTHER THINGS, STRATEGY, GOALS, PLANS OR INTENTIONS. VARIOUS FACTORS MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY IN THE FUTURE FROM THOSE REFLECTED IN FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PRESS RELEASE, INCLUDING AMONG OTHERS: (1) PRICING AND PRODUCT INITIATIVES OF COMPETITORS; (2) LEGISLATIVE AND REGULATORY DEVELOPMENTS AND ECONOMIC CONDITIONS; (3) DELAY OR INABILITY IN OBTAINING REGULATORY APPROVALS OR BRINGING PRODUCTS TO MARKET; (4) DEVELOPMENTS IN FINANCIAL MARKET CONDITIONS, INCLUDING THE MARKET FOR ACQUISITION FINANCING AND OTHER CAPITAL MARKETS AND FLUCTUATIONS IN CURRENCY EXCHANGE RATES; (5) UNCERTAINTIES IN THE DISCOVERY, DEVELOPMENT OR MARKETING OF NEW PRODUCTS OR NEW USES OF EXISTING PRODUCTS, INCLUDING WITHOUT LIMITATION NEGATIVE RESULTS OF CLINICAL TRIALS OR RESEARCH PROJECTS AND UNEXPECTED SIDE-EFFECTS OF PIPELINE OR MARKETED PRODUCTS; (6) INCREASED GOVERNMENT PRICING PRESSURES OR CHANGES IN THIRD PARTY REIMBURSEMENT RATES; (7) INTERRUPTIONS IN PRODUCTION; (8) LOSS OF OR INABILITY TO OBTAIN ADEQUATE PROTECTION FOR INTELLECTUAL PROPERTY RIGHTS; (9) LITIGATION; (10) POTENTIAL DIFFICULTIES IN INTEGRATING THE BUSINESSES OF GENENTECH AND ROCHE, AND THAT SOME OR ALL OF THE ANTICIPATED BENEFITS OF THE PROPOSED TRANSACTION MAY NOT BE REALIZED ON THE SCHEDULE CONTEMPLATED OR AT ALL; (11) THAT FUTURE DIVIDENDS ARE SUBJECT TO THE DISCRETION OF THE BOARD OF DIRECTORS OF ROCHE AND GENENTECH, AS APPLICABLE, AND A NUMBER OF OTHER FACTORS, SOME OF WHICH ARE BEYOND THE CONTROL OF ROCHE; (12) THE ABILITY OF ROCHE TO GENERATE CASH FLOW TO, AMONG OTHER THINGS, REPAY ACQUISITION-RELATED DEBT AS CURRENTLY CONTEMPLATED; (13) LOSS OF KEY EXECUTIVES OR OTHER EMPLOYEES; AND (14) ADVERSE PUBLICITY AND NEWS COVERAGE.

ADDITIONAL INFORMATION AND WHERE TO FIND IT
THIS ANNOUNCEMENT IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL GENENTECH COMMON STOCK. THE TENDER OFFER IS BEING MADE PURSUANT TO A TENDER OFFER STATEMENT ON SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) FILED BY ROCHE WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) ON FEBRUARY 9, 2009, AS AMENDED AND SUPPLEMENTED.  IN CONNECTION WITH THE ENTRY INTO A MERGER AGREEMENT, ROCHE HAS AMENDED ITS TENDER OFFER STATEMENT (AND RELATED MATERIALS) AND GENENTECH HAS AMENDED ITS SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9. THE AMENDED TENDER OFFER STATEMENT (AND RELATED MATERIALS) AND THE AMENDED SOLICITATION/RECOMMENDATION STATEMENT, AS THEY MAY BE FURTHER AMENDED AND SUPPLEMENTED, CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. THESE MATERIALS MAY BE OBTAINED FOR FREE BY CONTACTING THE INFORMATION AGENT FOR THE TENDER OFFER, MACKENZIE PARTNERS, AT (212) 929-5500 OR (800) 322-2885 (TOLL-FREE).  INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE MATERIALS (AND ALL OTHER MATERIALS FILED BY ROCHE AND GENENTECH WITH THE SEC) AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. INVESTORS AND SECURITY HOLDERS MAY ALSO OBTAIN FREE COPIES OF THE DOCUMENTS FILED WITH THE SEC BY GENENTECH AT WWW.GENE.COM.